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                      July 25, 2022

       Huisen Wang
       Chief Executive Officer
       Huadi International Group Co., Ltd.
       No. 1688 Tianzhong Street
       Longwan District
       Wenzhou, Zhejiang Province
       People's Republic of China 325025

                                                        Re: Huadi International
Group Co., Ltd.
                                                            Form 20-F for the
Fiscal Year Ended September 30, 2021
                                                            Filed February 2,
2022
                                                            File No. 001-39904

       Dear Mr. Wang:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Manufacturing